Exhibit 99.1

For additional information contact:
Sandor Rosenberg (703) 293-7900
For release: August 10, 2005 at 9:00 a.m.

Information Analysis, Inc. Reports Second Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (OTCBB: IAIC) reported results for the second quarter ended June 30, 2005. Revenues were $3,006,000 up 39% from the $2,158,000 reported in 2004’s second quarter. The Company reported net income of $148,000, or $0.01 per share, compared to net income of $59,000, or $0.01 per share in 2004’s second quarter. For the six months ended June 30, 2005, IAI had revenue of $5,193,000, up from the $4,274,000 reported for six months ending June 30, 2004. Net income for the first six months of fiscal 2005 was $220,000, or $0.02 per share, versus net income of $112,000, or $0.01 per share, in the comparable 2004 period.

“The Company attributes the improvement in the second quarter in comparison to the second quarter of 2004 to increased sales success. We also experienced an increase in revenue and profit in the second quarter compared to the first quarter of this year,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI.

“The Company is continuing the active pursuit of the conversion and system modernization business in addition to developing business opportunities in the area of Web applications. Our alliances with a number of software product companies are beginning to pay off as evidenced by recent revenue increases. We now are able to work on a greater number of opportunities in the area of legacy modernization which should continue to build our pipeline for the second half of the year and forward. Significantly, several of our new accounts are in the commercial sector.

“We continue to pursue merger and acquisition discussions with a number of firms.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. These include the failure to obtain sufficient contracts, and to profitably complete those contracts. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2004 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Second Quarter Results

August 10, 2005

Information Analysis Incorporated

Condensed Income Statements

	Three months ended June 30,
(in thousands, except per share data; unaudited)	2005	2004
Sales:
Professional fees	$2,371	$2,069
Software sales	635	89

Total sales	3,006	2,158
Cost of goods sold and services provided:
Cost of professional fees	1,837	1,661
Cost of software sales	564	72

Total cost of sales	2,401	1,733

Gross margin	605	425
Operating expenses:
Selling, general and administrative	452	353

Operating income	153	72
Other expense	(5)	(13)

Income before income taxes	148	59
Provision for income taxes	—	—

Net income	$148	$59

Comprehensive Income	$148	$59

Net income per share:
Basic:
Net income	$0.01	$0.01

Diluted:
Net income	$0.01	$0.01

Shares used in calculating earnings per share:
Basic	10,296,527	10,283,515
Diluted	11,279,095	11,073,148

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Information Analysis Reports Second Quarter Results

August 10, 2005

Information Analysis Incorporated

Condensed Income Statements

	Six months ended June 30,
(in thousands, except per share data; unaudited)	2005	2004
Sales:
Professional fees	$4,486	$4,060
Software sales	707	214

Total sales	5,193	4,274
Cost of goods sold and services provided:
Cost of professional fees	3,519	3,322
Cost of software sales	605	138

Total cost of sales	4,124	3,460

Gross margin	1,069	814
Operating expenses:
Selling, general and administrative	841	681

Operating income	229	133
Other expense	(9)	(21)

Income before income taxes	220	112
Provision for income taxes	—	—

Net income	$220	$112

Comprehensive Income	$220	$112

Net income per share:
Basic:
Net income	$0.02	$0.01

Diluted:
Net income	$0.02	$0.01

Shares used in calculating earnings per share:
Basic	10,290,057	10,283,515
Diluted	11,144,494	11,021,141

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Information Analysis Reports Second Quarter Results

August 10, 2005

Information Analysis Incorporated

Condensed Balance Sheets

	As of June 30, 2005 (unaudited)	As of December 31, 2004 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$81	$116
Accounts receivable, net	2,507	2,170
Prepaid expenses	168	47
Note receivable	85	85
Other receivables	4	7

Total current assets	2,845	2,425

Fixed assets, net	46	35
Other assets	7	7
Investments	3	3

Total assets	$2,901	$2,470

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,671	$1,567
Accrued payroll and related liabilities	342	277
Other accrued liabilities	197	65
Deferred revenues	169	84
Notes Payable	125	125
Revolving line of credit	34	219

Total liabilities	2,538	2,337

Common stock, par value $0.01, 30,000,000 shares authorized; 11,788,126 shares issued, 10,283,515 outstanding at June 30, 2005 and December 31, 2004	118	118
Additional paid in capital	14,131	14,122
Accumulated deficit	(13,023)	(13,244)
Accumulated other comprehensive income	(9)	(9)
Less treasury stock; 1,504,611 shares at cost	(854)	(854)

Total stockholders’ equity	363	133

Total liabilities and stockholders’ equity	$2,901	$2,470